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     The Fund Participation Agreement (the "Agreement"), dated July 1, 1998, by and among The Lincoln National Life Insurance Company and Lincoln National Global Asset Allocation Fund, Inc. is hereby amended as follows:

Page 2, the second paragraph is replaced in its entirety with the following:

     "WHEREAS, the Company has registered or will have registered each Account with the SEC (unless exempt therefrom) as a unit investment trust under the 1940 Act before any Contracts are issued by that Account; and"

Page 5, Article 2.1 is replaced in its entirety with the following:

     "The Company represents and warrants (a) that the Contracts are registered under the 1933 Act or will be so registered before the issuance thereof (unless exempt therefrom), (b) that the Contracts will be issued in compliance in all material respects with all applicable Federal and state laws and (c) that the Company will require of every person distributing the Contracts that the Contracts be offered and sold in compliance in all material respects with all applicable Federal and state laws. The Company further represents and warrants that it is an insurance company duly organized and validly existing under applicable law and that it has legally and validly authorized each Account as a separate account under Section 27-1-5-1 of the Indiana Insurance Code, and has registered or, prior to the issuance of any Contracts, will register each Account (unless exempt therefrom) as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a separate account for its Contracts, and that it will maintain such registrations for so long as any Contracts issued under them are outstanding."

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Fund Participation Agreement to be executed in its name and behalf by its duly authorized officer on the date specified below.

                                              LINCOLN NATIONAL GLOBAL ASSET
                                              ALLOCATION FUND, INC.

Date:       9/8/99                           By: /s/ Kelly D. Clevenger
     -------------------                        -------------------------------
                                              Name: Kelly D. Clevenger
                                                    ---------------------------
                                              Title: President
                                                    ---------------------------

                                              LINCOLN NATIONAL LIFE INSURANCE
                                              COMPANY

Date:       9/8/99                            By: /s/ Stephen H. Lewis
     -------------------                        -------------------------------
                                              Name: Stephen H. Lewis
                                                    ---------------------------
                                              Title: Senior Vice President
                                                    ---------------------------